UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2003 (June 4, 2003)

National Health Investors, Inc.
(Exact name of Registrant as specified in its charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-41863	62-1470956
(Commission File No.)	(IRS Employer
Identification Number)

100 Vine Street, Suite 1202
Murfreesboro, TN 37130
(Address of principal executive offices, including zip code)

(615) 890-9100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

On June 4, 2003, National Health Investors, Inc. made its second quarter preferred dividend announcement. A copy of the press release is furnished as an exhibit to this Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Health Investors, Inc.

By: /s/ W. Andrew Adams
Name: W. Andrew Adams
Title: Chief Executive Officer

By:/s/ Donald K. Daniel
Name: Donald K. Daniel
Title: Principal Accounting Officer
Date: June 5, 2003

Exhibit Index

Number	Exhibit
99	Press release, dated June 4, 2003.

EXHIBIT 99

For Release: June 4, 2003

Contact: Gerald Coggin, V.P., Investor Relations

Phone: (615) 890-9100

NHI to pay preferred dividend

MURFREESBORO, Tenn. - National Health Investors, Inc. (NYSE, NHI and NHIPr), one of the nation's largest health care real estate investment trusts, announced today that it will pay a second quarter preferred stock dividend of 53.125 cents per share to shareholders of its cumulative convertible preferred stock on June 30.

The dividend will be paid to preferred stockholders of record on June 20. The preferred stock is expected to pay a dividend of $2.125 per share during a full calendar year. The cumulative convertible preferred stock trades on the New York Stock Exchange with the symbol NHIPr. The preferred shares are convertible by holders to common stock at any time and the conversion ratio is .905 shares of common stock for each share of preferred stock.

NHI specializes in the financing of health care real estate by first mortgage and by purchase and leaseback transactions. The common and preferred stocks of the company trade on the New York Stock Exchange with the symbols NHI and NHIPr respectively. Additional information including NHI's most recent press releases may be obtained on our web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.